Exhibit 99.1

Benessere Announces Receipt of Nasdaq Notice of Non-compliance and Subsequent Notification of Compliance

Thursday, September 1, 2022 4:05 PM

NEW YORK, NY / ACCESSWIRE / September 1, 2022 / Benessere Capital Acquisition Corp. (NASDAQ:BENE)(NASDAQ:BENEU)(NASDAQ:BENEW)(NASDAQ:BENER)(“Benessere” or the “Company”), announced today that it received a letter from Listing Qualification Department of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that, because the Company had not yet filed its Form 10-Q for the period ended June 30, 2022 (the “10-Q”), the Company did not comply with Nasdaq’s Listing Rules 5250(c)(1) “Obligation to File Periodic Financial Reports” for continued listing. Per Nasdaq’s rules the Company was required to make a disclosure about the receipt of the delinquency letter.

The Company filed its Form 10-Q on August 25, 2022 and on August 31, 2022 the Company received a notification letter from Nasdaq stating that based on filing the Form 10-Q, the Company now complies with the rule and this matter is now closed.

About Benessere

Benessere is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Benessere’s strategy is to identify and complete business combinations with technology-focused middle market and emerging growth companies in North, Central and South America. For more information, please visit www.benespac.com.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are generally identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result” and similar expressions, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties.

SOURCE: Benessere Capital Acquisition Corp.